EXHIBIT 99.1

Jerrold J. Pellizzon	Phil Bourdillon/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421 x8262	(310) 208-2550
jpellizzon@ceradyne.com

CERADYNE, INC. REPORTS 2006 FOURTH-QUARTER AND 12-MONTH RESULTS

Sales, Earnings, New Orders, and Backlog Reach Record Levels for Quarter, Year

Costa Mesa, Calif. – February 26, 2007 – Ceradyne, Inc. (Nasdaq: CRDN) (Company) today reported results for the fourth quarter and twelve months ended December 31, 2006.

Sales for the fourth quarter increased 56.6% to a record $178.7 million from $114.2 million in the fourth quarter of 2005. Net income for the fourth quarter of 2006 increased 135.1% to a record $37.7 million, or $1.38 per diluted share, compared to net income of $16.1 million, or $0.63 per diluted share, in the fourth quarter of 2005. Fully diluted average shares outstanding for the fourth quarter were 27,443,000 compared to 25,479 ,000 in the same period in 2005.

Gross profit margin increased to 40.7% of net sales in the fourth quarter of 2006 from 36.7% of net sales in the fourth quarter of 2005.

The provision for income taxes was 33.3% in the fourth quarter 2006, compared to 34.6% in the fourth quarter of 2005.

Sales for the year ended December 31, 2006, increased to a record $662.9 million, up 80.0% from $368.3 million in 2005. For the year ended December 31, 2006, net income increased to $128.4 million, or $4.69 per diluted share, on 27,352,000 average shares outstanding, from $46.8 million, or $1.86 per diluted share, on 25,107,000 average shares outstanding, for the year ended December 31, 2005. Net income for the year ended December 31, 2006 was up 174.5% over last year, and earnings per diluted share for 2006 increased 152.2% compared to 2005.

Fourth-quarter 2006 new orders were $313.5 million compared to $200.9 million in fourth-quarter 2005. For the year 2006, new orders were $730.1 million compared to $443.6 million in 2005. Total order backlog on December 31, 2006 was $344.3 million compared to the prior year backlog of $276.4 million.

Joel P. Moskowitz, Ceradyne chief executive officer, commented: “We are very pleased with our financial performance in fourth-quarter 2006 as well as the full year. The record new bookings in the fourth quarter of $313.5 million give us additional visibility into 2007.”

Moskowitz further stated, “We continue to implement our strategy of product diversification on a global scale. In the fourth quarter, we further equipped and staffed our Chicoutimi, Quebec, Canada factory for producing nuclear waste containment components combining Ceradyne’s neutron absorbing boron carbide with structural aluminum. We also began construction of our Tianjin, China factory designed to produce state-of-the-art ceramic crucibles used in the manufacturing of polycrystalline silicon for photovoltaic solar cells. We expect this new 98,000 sq. ft. plant to be in production this summer.”

-more-

Ceradyne’s management will review the financial results for the quarter and the year ended December 31, 2006 and provide an outlook on Ceradyne’s business including providing updated 2007 guidance in a conference call at 8:00 a.m. PST today. Interested parties may listen to the teleconference live via the Internet at www.ceradyne.com or www.Fulldisclosure.com. These web sites will also host an archive of the teleconference. A telephone playback will be available beginning 11:30 a.m. PST today through 9 p.m. PST on February 28, 2007. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 9128286.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this news release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and its Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

(Financial tables next page)

Below is a summary of unaudited comparative results. Amounts in thousands except per share data.

	Three Months Ended December 31,		Year to Date as of December 31,
	2006	2005	2006	2005
Net sales	$178,729	$114,153	$662,888	$368,253
Cost of product sales	106,029	72,292	401,991	237,115

Gross profit	72,700	41,861	260,897	131,138

Operating expenses:
Selling	5,551	5,385	22,919	20,694
General and administrative	9,176	5,835	35,293	21,014
Research and development	2,178	2,161	9,909	7,802

	16,905	13,381	68,121	49,510

Income from operations	55,795	28,480	192,776	81,628
Other income (expense):
Other income	1,820	326	5,888	854
Interest (expense)	(1,024)	(4,265)	(4,105)	(9,252)

	796	(3,939)	1,783	(8,398)
Income before provision for income taxes	56,591	24,541	194,559	73,230
Provision for income taxes	18,851	8,487	66,155	26,452

Net income	$37,740	$16,054	$128,404	$46,778

Earnings per share, basic	$1.40	$0.64	$4.77	$1.90
Earnings per share, diluted	$1.38	$0.63	$4.69	$1.86

Avg. shares outstanding, basic	27,034	24,944	26,924	24,635
Avg. shares outstanding, diluted	27,443	25,479	27,352	25,107

Condensed Consolidated Balance Sheets (in thousands):

	December 31, 2006	December 31, 2005
Cash and cash equivalents	$13,547	$91,542
Short term investments	190,565	$7,839
Other current assets	197,863	$155,836
Net property, plant and equipment	183,011	153,259
Other assets	28,829	21,717

Total assets	$613,815	$430,193

Current liabilities	$69,912	42,908
Long term debt	121,000	121,000
Non current liabilities	13,274	11,229
Deferred tax liability	3,018	4,536
Stockholders’ equity	406,611	250,520

Total liabilities and stockholders’ equity	$613,815	$430,193

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